EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Lightstone Value Plus Real Estate Investment Trust, Inc.

We hereby consent to the use in this Post Effective Amendment No. 13 to the Registration Statement on Form S-11 (No. 333-117367) of Lightstone Value Plus Real Estate Investment Trust, Inc. of our report dated March 28, 2008, relating to the consolidated financial statements of Lightstone Value Plus Real Estate Investment Trust, Inc. and Subsidiaries for the years ended December 31, 2007, 2006 and 2005, along with the consolidated financial statement schedule, Schedule III - Real Estate and Accumulated Depreciation, as of December 31, 2007; as well as our report dated March 16, 2007 relating to the consolidated financial statements of Lightstone Value Plus Real Estate Investment Trust, Inc. and Subsidiaries for the years ended December 31, 2006 and 2005 and for the period from June 8, 2004 (date of inception) through December 31, 2004, along with the consolidated financial statement schedule, Schedule III - Real Estate and Accumulated Depreciation, as of December 31, 2006; as well as our report dated March 28, 2008, relating to the consolidated financial statements of 1407 Broadway Mezz II LLC and Subsidiaries for the period January 4, 2007 (date of inception) through December 31, 2007, all of which appear elsewhere herein.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Amper, Politziner & Mattia, P.C.

Edison, New Jersey
April 15, 2008